EXHIBIT 99

BALDOR ELECTRIC COMPANY ANNOUNCES FIRST QUARTER 2009 RESULTS

Fort Smith, Arkansas—April 29, 2009—Baldor Electric Company (NYSE:BEZ) markets, designs and manufactures industrial electric motors, mechanical power transmission products, drives and generators. Today, Baldor announced unaudited results for first quarter 2009.

John McFarland, Chairman and CEO, commented on the Company’s results. “For the first quarter of 2009, we had sales of $402.5 million, a 14% decline from one year ago. Net earnings for the quarter, excluding a one-time gain from the modification of our debt agreement, were $14.8 million, a 42% decline, and diluted earnings per share, excluding the one-time gain, were $0.32, a 43% decline. In December, we announced a plan to reduce 2009 costs by $80 million, and through the first quarter, we are on track to exceed this goal. We can see our progress in the improved operating margin of 11.2% in the quarter compared to 10.8% in fourth quarter 2008 when sales were nearly $72 million higher. We expect the planned cost savings to build as the year progresses.”

	Year Over Year Comparison			Sequential Comparison
	Q1 2009	Q1 2008		Q1 2009	Q4 2008
(in thousands except per share data)	Apr 4, 2009	Mar 29, 2008	% Chg	Apr 4, 2009	Jan 3, 2009	% Chg
Net sales	$402,479	$470,526	(14%)	$402,479	$474,022	(15%)
Cost of sales	286,053	326,803		286,053	339,049

Gross profit	116,426	143,723	(19%)	116,426	134,973	(14%)
SG&A	71,428	77,072		71,428	83,712

Operating profit	44,998	66,651	(32%)	44,998	51,261	(12%)
Other income (expense), net	785	2		785	3,316
Gain on debt modification	35,740	—		35,740	—
Interest expense	(22,483)	(26,592)		(22,483)	(26,762)

Income before income taxes	59,040	40,061		59,040	27,815
Income taxes	22,622	14,422		22,622	9,214

Net income	$36,418	$25,639	42%	$36,418	$18,601	96%

Net earnings per share—iluted	$0.79	$0.56	41%	$0.79	$0.40	98%
Less net gain on debt modification	0.47	—		0.47	—

Net earnings per share—diluted excluding gain on debt modification(1)	$0.32	$0.56	(43%)	$0.32	$0.40	(20%)

Dividends per share	$0.17	$0.17	0%	$0.17	$0.17	0%
Avg shares outstanding—diluted	46,359	46,030		46,359	46,266

McFarland added, “We believe second quarter 2009 could be the most challenging quarter of the year with sales down approximately 15-20% from a record sales quarter last year. We believe a slower rate of customer inventory destocking, as well as our introduction of new products and other sales initiatives, will benefit us in the second half of the year.”

Selected Financial Data (unaudited)			Operating Margin
(in thousands)	Q1 2009	Q4 2008
Cash	$6,876	$13,098
Net Receivables	259,537	275,789
Inventories	345,295	344,920
Total outstanding debt	1,319,205	1,326,922
Shareholders’ equity	882,295	839,527
	Q1 2009	Q1 2008
YTD Cash flows from operations	$12,551	$26,701

BALDOR ELECTRIC COMPANY FIRST QUARTER 2009 RESULTS

Following are answers to questions recently asked by shareholders.

Q… How was business during the quarter?

For the quarter, sales of industrial motors were $272 million, down 11%, and sales of mechanical power transmission products were $108 million, down 21%. We saw weakness throughout most of our end markets and customers. Sales to domestic OEMS were down 15%, and sales to domestic distributors were down 19% as they continue to reduce inventories. Our backlog at the end of the quarter was approximately $200 million compared to approximately $225 million at the end of fourth quarter 2008. International sales of $73 million comprised 18% of sales for the quarter and were down 4% from last year.

Q… How were sales of your Super-E® premium efficient motors?

Sales of Super-E motors continued to outpace sales of other motors with an increase of more than 25% from first quarter 2008. We believe this trend will continue as customers begin to prepare for the December 2010 implementation of the 2007 Energy Bill. This bill raises the minimum efficiency of many motors to our Super-E premium efficient level.

Once these efficiency levels become the new standard, we know that customers will want to buy something even more efficient. As a result, we have been working to develop the next generation of high efficiency industrial motors with the assistance of the U.S. Department of Energy. Design work on these products is expected to be completed in the next several years. This project will create a smaller, lighter and more efficient motor than is currently available. The Department of Energy estimates that these motors could ultimately yield annual energy savings in the United States of over $1.4 billion. For more information on this and other industrial energy-efficiency programs, visit the Department of Energy at www.eere.energy.gov/industry.

Q… Do you see any other positive signs in your business?

Yes, we see a few. The sales decline for distributors has lessened slightly. Our Dodge products are sold primarily through distributors, so a slower destocking rate should be a benefit for these products. Quote activity for Dodge products has increased for projects related to road construction. The Bounty Hunt program has earned us the business of more than 150 new customers this year. As the year progresses, the impact of these new customers will increase.

Q… How have raw material costs changed for you?

Overall, we paid more for materials during the first quarter than we did one year ago. We expect material costs to improve during the balance of the year.

Q… Are you on track to achieve the $80 million in annual cost savings you announced in December?

Yes. We are exceeding our goals on overtime, people and discretionary spending. This is evidenced by our higher gross margin of 28.9% in the quarter compared to 28.5% in fourth quarter 2008 and higher operating margin of 11.2% in the quarter compared to 10.8% in fourth quarter 2008. We expect these cost savings to build throughout the year. We will provide a more detailed update on our cost reduction efforts at our June 9, 2009, investor meeting.

In addition to these savings, we recently announced the consolidation of two of our manufacturing facilities into other existing facilities in the United States. We believe these consolidations will provide a cost savings of approximately $9.0 million on an annual basis. These consolidations will occur during second quarter 2009, and the associated costs during the quarter are expected to be approximately $4.5 million. There are no further consolidations planned.

Q… Why did you amend your credit agreement this quarter, and how did it affect your interest rate?

During the quarter, we amended our credit agreement to reduce the possibility of violating our financial covenants. With the credit amendment in place, we don’t believe we will violate our financial covenants in the near or long-term. Accounting for the amendment resulted in a reduction of the carrying value of our long-term debt and a one-time noncash gain recorded in other income of $35.7 million.

BALDOR ELECTRIC COMPANY FIRST QUARTER 2009 RESULTS

The discount recorded against long-term debt will be amortized through interest expense over the remaining term of the loan. As a result, interest expense will increase by approximately $1.4 million per quarter through first quarter 2014.

As a result of the amendment, the weighted average interest rate on our debt increased from 6.4% to 8.0% on March 31, 2009.

Q… How much debt reduction did you make during the quarter?

During the first quarter, we made net debt payments of $7.7 million. The first quarter included several large cash payments, including the annual funding of profit sharing of $13.0 million, semi-annual bond interest of $23.7 million, and fees to amend the credit agreement of $8.3 million. We also paid the first quarter 2009 dividend of $7.9 million in addition to the fourth quarter 2008 dividend. We expect the pace of repayment to accelerate over the balance of the year, funded in part by reductions in receivables and inventories. Due to a greater than originally anticipated sales decline in the first half of the year, we have revised our debt repayment goal to a minimum of $100 million for 2009.

Q… What is your outlook for 2009?

We believe 2009 will continue to be a difficult year, and we anticipate second quarter 2009 to be the most challenging quarter with sales down approximately 15-20%. In the second half of the year, we expect additional benefit from our Bounty Hunt program, introduction of new products, a slower pace of distributor destocking, aggressive cost reductions and plant consolidations.

Q… When is your next public update?

A conference call will be held Thursday, April 30, 2009, at 10:00 a.m. central time. Participants may listen to the discussion through the Company’s website at www.baldor.com or by calling 877-879-6203. A replay will be available through May 7, 2009 and can be accessed by calling 888-203-1112 (passcode 8480771).

The Company will hold its annual Shareholders’ Meeting on Saturday, May 2, 2009, in Fort Smith. On May 12, 2009, the Company will meet with institutional investors at the UBS Industrial Conference in Chicago. The Company will host an Investor Meeting at 11:30 a.m. on June 9, 2009, in New York City. For more information on any of these events, please contact Investor Relations.

For more information contact:
John McFarland, Chairman and CEO	Phone:	479-648-5769
Ron Tucker, President and COO	Website:	www.baldor.com
Tracy Long, Vice President Investor Relations	Email:	Investorinfo@baldor.com

(1) Non-GAAP Financial Measures. Baldor reports its financial results in accordance with generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP performance measures provide financial statement users meaningful comparisons between current and prior period results, as well as important information regarding performance trends. Certain items discussed in this press release are considered non-GAAP measures. Non-GAAP financial measure should be viewed in addition to, and not as an alternative for, the Company’s reported results.

Forward Looking Statement

This document contains statements that are forward-looking, i.e. not historical facts. The forward-looking statements contained in this document (including “estimate”, “believe”, “think”, “will”, “intend”, “expect”, “may”, “could”, “plan”, “anticipate”, “would”, “depend”, “predict”, “can”, ‘if”, “assume”, “continue”, “ongoing” or any grammatical forms of these words or other similar words) are based on the Company’s current expectations and some of them are subject to risks and uncertainties. Accordingly, you are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The factors that might cause such differences include, among others, the following: (i) changes in economic conditions, (ii) developments or new initiatives by our competitors in the markets in which we compete, (iii) fluctuations in the costs of select raw materials, (iv) the success in increasing sales and maintaining or improving the operating margins of the Company, and (v) other factors including those identified in the Company’s filings made from time-to-time with the Securities and Exchange Commission. These statements should be read in conjunction with Baldor’s most recent annual report (as well as the Company’s Form 10-K and other reports filed with the Securities and Exchange Commission) containing a discussion of the Company’s business and of various factors that may affect it.

SOURCE Baldor Electric Company        BEZ-G